Exhibit 10.17

EMPLOYMENT AGREEMENT
THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 8th day of July, 2013 (the “Effective Date”) by and between Healthland Holdings, Inc. (the “Corporation”) and Chris Bauleke (the “Executive”).
RECITALS
THE PARTIES ENTER THIS AGREEMENT on the basis of the following facts, understandings and intentions:
A.    The Corporation desires that the Executive be employed by the Corporation to carry out the duties and responsibilities described below, all on the terms and conditions hereinafter set forth.
B.    The Executive desires to accept such employment on such terms and conditions.
NOW, THEREFORE, in consideration of the above recitals incorporated herein and the mutual covenants and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby expressly acknowledged, the parties agree as follows:

1.	Employment and Duties.

1.1
Employment. The Corporation does hereby hire, engage and employ the Execu-tive on an at-will basis, subject to the terms and conditions expressly set forth in this Agreement, including, but not limited to, Section 5 of this Agreement. The Executive does hereby accept and agree to such hiring, engagement and employment on the terms and conditions expressly set forth in this Agreement.

1.2
Duties. The Executive shall serve the Corporation as its Chief Executive Officer and as Chief Executive Officer of Healthland, Inc. and shall perform and have the responsibilities, duties, status and authority customary for a position in an organization of the size and nature of the Corporation, subject to the directives of the Corporation’s Board of Directors (the “Board”) and the policies of the Corporation as in effect from time to time (including, without limitation, the Corporation’s business conduct and ethics policies, as they may be amended from time to time). In addition, as soon as practicable following the commencement of the Executive’s employment, the Executive shall be appointed to serve as a member of the Board.

1.3
No Other Employment; Time Commitment. For so long as the Executive is employed with the Corporation, the Executive shall both (i) devote the Executive’s full business time, energy and skill to the performance of the Executive’s duties for the Corporation and (ii) hold no other employment. During the term of this Agreement, the Executive shall be entitled to serve on corporate, civic, charitable, industry association or professional association boards or committees, so long as such activities do not interfere with the performance of the Executive’s duties and responsibilities as required by this Agreement and do not involve a conflict of interest with the Executive’s duties or responsibilities hereunder. The Executive shall promptly notify the Corporation of his participation in any of the activities described in the preceding sentence, and the Executive agrees to resign from any position or cease any activity if the Board of Directors of the Corporation determines that the activity or position would interfere with the performance of the Executive’s duties and responsibilities under this Agreement or would present a conflict of interest. The Corporation acknowledges the activities set forth on Exhibit A attached hereto, and additional approval of those activities is not required.

1.4
No Breach of Contract. The Executive hereby represents to the Corporation that: (i) the execution and delivery of this Agreement by the Executive and the Corporation and the performance by the Executive of the

Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any other agreement or policy to which the Executive is a party or otherwise bound; (ii) the Executive has no information (including, without limitation, confidential information and trade secrets) relating to any other person or entity which would prevent, or be violated by, the Executive entering into this Agreement or carrying out his duties hereunder; and (iii) the Executive is not bound by any confidentiality, trade secret or similar agreement with any other person or entity which would prevent, or be violated by, the Executive (x) entering into this Agreement or (y) carrying out his duties hereunder.

1.5
Location. The Executive’s principal place of employment shall be the offices of the Corporation located in Minneapolis, Minnesota. The Executive acknowledges that he may be required to travel from time to time in the course of performing his duties for the Corporation.

2.
Term. The Executive’s employment under this Agreement shall commence as soon as reasonably practicable following the date of this Agreement on the date that is mutually agreed by the Corporation and the Executive, which, for purposes of this Agreement, will be hereinafter referred to as the “Commencement Date,” and which shall not be later than July 1, 2013. Notwithstanding any other provision in this Agreement, if the Com-mencement Date does not occur on or prior to July 1, 2013, then this Agreement shall terminate and shall have no force and effect. The period from the Commencement Date until the first to occur of (i) the termination of the Executive’s employment under this Agreement, or (ii) the termination of this Agreement, pursuant to the terms hereof, is hereinafter referred to as “the term of this Agreement” or “the term hereof.”

3.	Compensation.

3.1
Base Salary. During the term hereof, the Executive’s base salary (the “Base Salary”) shall be paid in accordance with the Corporation’s regular payroll practices in effect from time to time, but not less frequently than in monthly installments. As of the Commencement Date, the Executive’s Base Salary shall be at an annualized rate of $350,000. The Compensation Committee of the Board shall review the Executive’s Base Salary at least annually and may increase the Base Salary from time to time at its sole discretion.

3.2
Incentive Bonus. During the term hereof, in addition to the Base Salary, the Executive shall be eligible to receive an annual incentive bonus for each fiscal year with a target amount equal to $200,000 (“Incentive Bonus”). For calendar year 2013, the Executive shall receive a pro-rated Incentive Bonus based on the target amount, multiplied by a fraction, the numerator of which is the number of days from the Commencement Date until December 31, 2013 and the denominator of which is 365. The actual amount of any Incentive Bonus earned by the Executive each calendar year after 2013 shall be determined by the Compensation Committee of the Board in its discretion, based on the achievement of performance objectives established by the Board in consultation with the Executive for that particular year. The actual Incentive Bonus earned for each fiscal year (if any) shall be paid no later than March 15 of the fiscal year following the fiscal year in which the bonus is earned, subject to the Executive’s continued employment by the Corporation or its affiliates through the payment date.

3.3
Equity Compensation. At the next regularly scheduled meeting of the Board following the Commencement Date, the Board shall grant an award of equity-based compensation in the form of a stock option grant (the “Equity Award”) under the Corporation’s equity incentive plan (“Equity Plan”), as the same may be amended from time to time. The terms and conditions of the Equity Award shall be documented in a corresponding equity award agreement between the Corporation and the Executive. The Equity Award will consist of a stock option grant representing 4.0% of the fully diluted common equity of the Corporation at the time of the grant. The exercise price of the Equity Award will be the fair market value of a share of the Corporation’s common stock on the date of grant. The Equity Award shall vest as follows: 25% of the award shall vest on the first anniversary of the Commencement Date and the remaining 75% of the award shall vest in 36 substantially equal monthly installments on the last day of each applicable month beginning with the month following the first anniversary of the Commencement Date. In each case, the vesting of the Equity Award is subject to the Executive’s continued employment by the Corporation through the respective vesting date. If a Change in Control Event (as defined in the Equity Plan) occurs, the Executive shall be entitled to full accelerated vesting of the Equity Award, so that the Equity Award is vested as to all of the covered shares of the Corporation’s Common Stock as of the Change in Control Event, subject to the Executive’s continued employment through the Change in Control Event.

4.	Benefits.

4.1
Retirement, Welfare and Fringe Benefits. During the term hereof, the Executive shall be eligible to participate in all employee retirement and welfare benefit plans and programs, and fringe benefit plans and programs, made available by the Corporation to the Corporation’s executive employees generally, in accordance with the terms of such plans and as such plans or programs may be in effect from time to time. For avoidance of doubt, such benefit plans include a “wellness bonus” in the amount of $20,000 annually (pro-rated for partial years) to be paid in installments each payroll period.

4.2
Reimbursement of Business Expenses. During the term hereof, the Executive shall be authorized to incur reasonable expenses in carrying out the Executive’s duties for the Corporation under this Agreement and shall be eligible for reimbursement of all reasonable business expenses the Executive incurs during the term hereof in connection with carrying out the Executive’s duties for the Corporation, subject to the Corporation’s expense reimbursement policies as in effect from time to time.

4.3
Vacation and Other Leave. During the term hereof, the Executive’s annual rate of vacation accrual, including Paid Time Off (PTO), shall be four (4) weeks per year or as otherwise agreed by the Executive and the Board; provided that such vacation shall accrue and be subject to the Corporation’s vacation policies for senior executives as in effect from time to time. The Executive shall also be eligible for all other holiday and leave pay generally available to other executives of the Corporation.

4.4	Liability Insurance. During the term hereof, the Executive shall be covered by directors’ and officers’ liability insurance maintained by the Corporation for the benefit of its directors and officers.

5.	Termination of Employment.

5.1
Generally. The Executive’s employment by the Corporation, and the term hereof, may be terminated at any time (i) by the Corporation with or without Cause (as defined in Section 5.5), (ii) by the Corporation in the event that the Executive has incurred a Disability (as defined in Section 5.5), (iii) by the Executive for any reason, or (iv) due to the Executive’s death.

5.2
Notice of Termination. Any termination of the Executive’s employment under this Agreement (other than because of the Executive’s death) shall be communicated by written notice of termination from the terminating party to the other party, which termination shall be effective (i) no less than thirty (30) days (or such shorter period as the Corporation may require) following delivery of such notice in the event of a termination by the Executive for any reason or (ii) immediately (subject to Section 5.5 of this Agreement) in the event of a termination by the Corporation for any reason. The notice of termination shall indicate the specific provision(s) of this Agreement relied upon in effecting the termination.

5.3	Benefits Upon Termination.

a.If the Executive’s employment by the Corporation is terminated during the term hereof by the Corporation for Cause or due to Disability, by the Executive without Good Reason or due to the Executive’s death (in any case, the date that the Executive’s employment by the Corporation terminates is referred to as the “Severance Date”), the Corporation shall have no further obligation to make or provide to the Executive (or the Executive’s estate in the case of his death), and the Executive (or his estate, as applicable) shall have no further right to receive or obtain from the Corporation, any payments or benefits other than payment, within 30 days after the Severance Date (or earlier if required by applicable law), of (i) any Base Salary that had accrued but had not been paid (including accrued and unpaid vacation time) on or before the Severance Date; and (ii) any reimbursement due to the Executive pursuant to Section 4.2 for expenses incurred by the Executive on or before the Severance Date (the “Accrued Obligations”). The treatment (including, without limitation, the cancellation or vesting thereof and/or the entitlement of the Executive thereto) of any outstanding equity awards then held by the Executive as of the Severance Date, including, without limitation, the Equity Award, shall be subject to the applicable terms of the Equity Plan and the applicable award agreements.

b.If, during the term hereof, the Executive’s employment is terminated by the Corporation without Cause or by the Executive with Good Reason (an “Involuntary Termination”), the Corporation shall pay the

Executive (in addition to the Accrued Obligations payable in accordance with Section 5.3(a)) continued Base Salary at the rate in effect on the Severance Date for a period of twelve (12) months and provide the Executive with continued medical benefits for twelve (12) months (provided, however, in the event the Corporation determines it is not commercially reasonable or it cannot provide such continued benefits due to applicable law or the terms of the benefit plans, programs, and policies then in effect, the Corporation shall instead pay an additional $2,000 per month for twelve (12) months in lieu of such continued benefits) (the foregoing payments and benefits referred to as the “Severance Benefit”). The Corporation shall pay (or provide, as applicable) the Severance Benefit to the Executive in substantially equal installments during the twelve (12) month period commencing on the Executive’s Involuntary Termination in accordance with the Corporation’s payroll cycle; provided, however, that amounts that otherwise would be scheduled to be paid during the Release Period (as defined in Section 5.4(a)) shall accrue and shall be paid on the first payroll date following the expiration of the Release Period, and, provided, further that any Incentive Bonus included as part of the Severance Benefit shall be paid on the later to occur of (i) the first payroll date following the expiration of the Release Period, and (ii) the date on which incentive bonuses for the applicable fiscal year are paid to other Corporation officers.

c.Notwithstanding the foregoing provisions of this Section 5.3, if the Executive breaches his obligations under Section 6 of this Agreement, the Executive shall no longer be entitled to, and the Corporation shall no longer be obligated to pay or provide any remaining unpaid portion of the Severance Benefit as of the date of such breach. Any disputes with respect to the application of this Section 5.3(c) will be subject to Section 17 hereof; provided that during the pendency of any such dispute, the Corporation will be entitled to withhold any payments pursuant to this Section 5.3(c).

d.The foregoing provisions of this Section 5.3 shall not affect: (i) the Executive’s receipt of benefits otherwise due terminated employees under group insurance coverage consistent with the terms of the applicable Corporation welfare benefit plan; (ii) the Executive’s rights under COBRA to continue participation in medical, dental, hospitalization and such other benefit plans covered by COBRA; or (iii) the Executive’s receipt of benefits otherwise due in accordance with the terms of the Corporation’s 401(k) plan (if any).

5.4	Release; Exclusive Remedy.

a.As a condition precedent to any Corporation obligation to the Executive pursuant to Section 5.3(b), the Executive shall, upon or within sixty (60) days following his last day of employment with the Corporation or, if later, sixty (60) days following the date on which a Separation from Service (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder) has occurred (the “Release Period”), provide the Corporation with a valid, executed general release substantially in the form attached as Exhibit B, and such release agreement shall have not been revoked by the Executive and shall have become non-revocable, pursuant to, or in accordance with, any revocation rights afforded by applicable law prior to the expiration of the Release Period.

b.The Executive agrees that the payments and benefits contemplated by Section 5.3 and the terms of the Equity Award or other equity-based award shall constitute the exclusive and sole remedy for any termination of his employment during the term of this Agreement and the Executive covenants not to assert or pursue any other remedies, at law or in equity, with respect to any termination of employment.

5.5	Certain Defined Terms.

a.As used herein, “Cause” shall mean that one or more of the following has occurred:

i.the Executive has been convicted of, plead guilty or no contest to or entered into a plea agreement with respect to (x) any felony (under the laws of the United States or any relevant state, in the circumstances, thereof) or (y) another crime involving dishonesty or moral turpitude;

ii.the Executive has engaged in any willful misconduct (including any violation of federal securities laws), gross negligence, act of dishonesty, violence or threat of violence, in each case, that would reasonably be expected to result in a material injury to the Corporation or any of its subsidiaries or affiliates;

iii.the Executive has materially breached a material written policy of the Corporation or the rules of any governmental or regulatory body applicable to the Corporation;

iv.the Executive has willfully failed to perform or uphold his duties under this Agreement and/or willfully fails to comply with lawful directives of the Board, which failure does not cease within thirty (30) days after written notice specifying such failure in reasonable detail is given to the Executive by the Corporation; or

v.the Executive has materially breached this Agreement or any other contract to which he is a party with the Corporation.

b.As used herein, “Disability” shall mean a disability that qualifies the Executive for benefits under the Corporation’s long-term disability plan.

c.As used herein, “Good Reason” shall mean that one or more of the following has occurred without the Executive’s written consent:

i.a material diminution in the nature or scope of the Executive’s responsibilities, duties or authority as set forth in Section 1;

ii.requiring the Executive to report to any person other than the Board, as set forth in Section 1;

iii.the Corporation’s material breach of this Agreement;

iv.a reduction in the Executive’s Base Salary or a material reduction in the Executive’s target Incentive Bonus opportunity; or

v.requiring Executive to be based more than fifty (50) miles from the Corporation’s office at which Executive was principally employed immediately prior to the date of relocation.

provided that, in any such case, the Executive provides written notice to the Corporation that the event giving rise to such claim of Good Reason has occurred within thirty (30) days after the occurrence of such event, and such Good Reason event remains uncured thirty (30) days after the Executive has provided such written notice; provided further that any resignation of the Executive’s employment for “Good Reason” occurs no later than thirty (30) days following the expiration of such cure period.

5.6
Resignation from Directorships and Officerships. The termination of the Executive’s employment with the Corporation for any reason shall constitute the Executive’s resignation from (i) any director, officer or employee position the Executive has with the Corporation or any of its affiliates and (ii) all fiduciary positions (including as a trustee) the Executive holds with respect to any employee benefit plans or trusts established by the Corporation or any of its affiliates. The Executive agrees that this Agreement shall serve as written notice of resignation in this circumstance.

5.7
Limitation on Benefits. In the event that it shall be determined that any payment, distribution or other action by the Corporation to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, including any additional payments required under this Section 5.7 (a “Payment”)) would be subject to any excise tax imposed by Section 4999 of the Code, together with any interest and penalties imposed with respect thereto (an “Excise Tax”), the following provisions shall apply:

(a)
If, immediately prior to the Relevant 280G Event, the Payments are eligible for the shareholder approval exemption under Section 280G(b)(5)(B) of the Code, then: (i) the Corporation shall submit the Payments for shareholder approval to the extent necessary for no Excise Tax to be due and (ii) the Executive shall execute such releases or other documents necessary to seek to obtain the requisite shareholder approval in a manner satisfying Section 280G(b)(5)(B) of the Code. For purposes of this Section 5.7, “Relevant 280G Event” means the relevant change in ownership or effective control, or change in the ownership of a substantial portion of the assets, of a corporation (all within the meaning of Section 280G of the Code), that will or may result in Payments becoming subject to the Excise Tax.

(b)
(i)     If the Corporation is not legally eligible to conduct the shareholder vote described in clause (i) of the preceding paragraph such that an Excise Tax would otherwise be imposed then the Payment will be either (A) delivered in full, or (B) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax results in the receipt by the Executive, on an after-tax basis, of the greatest amount of the Payment, notwithstanding that all or some portion of such Payment may be taxable under Section 4999 of the Code.

(ii)All determinations required to be made under this Section 5.7(b) and the assumptions to be utilized in arriving at such determination, shall be made by the Corporation’s independent public accountants or another qualified professional services firm of national reputation designated by the Corporation (the “Accounting Firm”). All fees and expenses of the Accounting Firm shall be borne solely by the Corporation. Any determination by the Accounting Firm shall be binding upon the Corporation and the Executive.

6.
Protective Covenants. In consideration for the compensation and benefits provided to the Executive by the Corporation under this Agreement, including, without limitation, specialized training and access to Confidential Information, the Executive hereby agrees to the following protective covenants. The Executive expressly agrees that the covenants in this Section 6 shall continue in effect through the entire Restricted Period (as defined in Section 6.3) regardless of whether the Executive is then entitled to receive any further payments or benefits from the Corporation. For purposes of this Section 6, the Corporation shall mean the Corporation together with its subsidiaries and affiliates.

6.1	Confidential Information.

a.The Executive agrees at all times during the term of this Agreement and thereafter to hold in strictest confidence, and not to use, except for the benefit of the Corporation, any of the Corporation’s Confidential Information or to disclose to any person, firm or entity any of the Corporation’s Confidential Information except (i) as authorized in writing by the Corporation’s Board or (ii) as required by law. The Executive understands that “Confidential Information” means any information that relates to the Corporation’s actual or planned business or research and development, technical data, trade secrets or know-how, including, but not limited to, research, product plans or information regarding the Corporation’s products or services and markets therefor, customer lists and customers, software, developments, inventions, processes, formulas, technology, designs, algorithms, protocols, computer programs, user interface designs, drawings, engineering, hardware configuration information, marketing, finances or business information. The Executive further understands that Confidential Information does not include any of the foregoing items that is or becomes publicly known through no wrongful act or omission of the Executive or, to the Executive’s knowledge, of others who were under confidentiality obligations as to the item or items involved or new versions thereof. Concurrently herewith, the Executive shall execute the Corporation’s standard form of Confidential Information and Invention Assignment Agreement.

b.The Executive agrees that he will not, during the term of this Agreement, knowingly improperly use or disclose any proprietary information or trade secrets of any former employer or other person or entity and that he will not bring onto the premises of the Corporation any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

6.2	Inventions.

a.The Executive has attached hereto as Exhibit C a list describing all inventions, original works of authorship, developments, improvements and trade secrets that (i) were made by the Executive prior to his employment with the Corporation, (ii) belong to him, and (iii) are not assigned to the Corporation hereunder (collectively, “Prior Inventions”), or, if no such list is attached, the Executive represents that there are no such Prior Inventions. The Executive agrees that he will not incorporate, or permit to be incorporated, any Prior Invention owned by him or in which he has an interest into a Corporation product, process or service without the Corporation’s prior written consent. Nevertheless, if, in the course of his employment with the Corporation, the Executive incorporates into a Corporation product, process or service a Prior Invention owned by him or in which he has an interest, he hereby grants to the Corporation a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Prior Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

b.The Executive agrees that he will promptly make full written disclosure to the Corporation, will hold in trust for the sole right and benefit of the Corporation, and hereby assigns to the Corporation, or its designee, all his rights, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements, designs, algorithms, protocols, computer programs, user interface designs, discoveries, ideas, trademarks or trade secrets, whether or not patentable or registrable under copyright or similar laws, which he may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, that are both within the scope of his employment and during the period of time he is in the employment of the Corporation (collectively, “Inventions”), except as provided in Section 6.2(e). The Executive further acknowledges that all original works of authorship which are made by him (solely or jointly with others) both within the scope of and during the period of his employment with the Corporation and which are protectable by copyright are “works made for hire” as that term is defined in the United States Copyright Act. The Executive understands and agrees that the decision whether or not to commercialize or market any Invention is within the Corporation’s sole discretion and for the Corporation’s sole benefit and that no royalty will be due to him as a result of the Corporation’s efforts to commercialize or market any such Invention.

c.The Executive agrees to keep and maintain adequate and current written records of all Inventions during the term of his employment with the Corporation. The records will be in the form of notes, sketches, drawings and any other format that may be specified by the Corporation. The records will be available to and remain the Corporation’s sole property at all times.

d.The Executive agrees to assist the Corporation, or its designee, at the Corporation’s request and expense, in every proper way to secure the Corporation’s rights in any Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including, but not limited to, the disclosure to the Corporation of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that the Corporation deems necessary in order to apply for and obtain such rights and in order to assign and convey to the Corporation, its successors, assigns, and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. The Executive further agrees that his obligation to execute or cause to be executed, when it is in his power to do so, any such instrument or papers shall continue after the termination of his employment with the Corporation. If the Corporation is unable because of the Executive’s mental or physical incapacity or for any other reason to secure his signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering any Inventions or original works of authorship assigned to the Corporation as above, then the Executive hereby irrevocably designates and appoints the Corporation and its duly authorized officers and agents as his agent and attorney in fact, to act for and in his behalf and stead but solely for the purposes of executing and filing any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by him.

e.The Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Corporation do not apply to any Invention that he has developed entirely on his own time without using the Corporation’s equipment, supplies, facilities, trade secret information or Confidential Information (an “Other Invention”) except for those Other Inventions that either (i) relate at the time of conception or reduction to practice of such Other Invention to the Corporation’s business, or actual or demonstrably anticipated research or development of the Corporation or (ii) result from any work that he performed for the Corporation. The Executive will advise the Corporation promptly in writing of any Invention that he believes constitutes an Other Invention and is not otherwise disclosed on Exhibit C. The Executive agrees that he will not incorporate, or permit to be incorporated, any Other Invention owned by him or in which he has an interest into a Corporation product, process or service without the Corporation’s prior written consent. Notwithstanding the foregoing sentence, if, in the course of the Executive’s employment with the Corporation, he incorporates into a Corporation product, process or service an Other Invention owned by him or in which he has an interest, he hereby grants to the Corporation a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, transferable, sublicensable, worldwide license to reproduce, make derivative works of, distribute, perform, display, import, make, have made, modify, use, sell, offer to sell, and exploit in any other way such Other Invention as part of or in connection with such product, process or service, and to practice any method related thereto.

6.3
No Competing Employment. The Executive acknowledges that the nature of the Corporation’s business and Executive’s position with the Corporation is such that if the Executive were to become employed by, or substantially involved in, the business of a competitor of the Corporation during the twelve (12) months following the termination of Executive’s employment with the Corporation, it would be very difficult for the Executive not to rely on or use the Corporation’s trade secrets and Confidential Information. Thus, to avoid the inevitable disclosure of the Corporation’s trade secrets and confidential information, and to protect such trade secrets and Confidential Information and the Corporation’s relationships and goodwill with customers, during the Executive’s employment with the Corporation and for a period of twelve (12) months after the date the Executive’s employment with the Corporation terminates for any reason (the “Restricted Period”), the Executive shall not directly or indirectly engage in (whether as an employee, consultant, agent, proprietor, principal, partner, stockholder, corporate officer, director or otherwise), nor have any direct or indirect ownership interest in, or directly or indirectly participate in the financing, operation, management or control of, any person, firm, corporation or business located anywhere in the continental United States where the Corporation presently conducts business or conducts business at any time during the Restricted Period that competes with the Corporation in the business of (i) providing software and IT systems and services to community and rural hospitals and/or long-term care/skilled nursing facilities, and (ii) healthcare systems (a “Competitive Business”); provided that the Executive may perform services for an entity that is engaged in a Competitive Business to the extent that (i) his services are performed solely and exclusively in connection with a line of business that the Corporation has not engaged in, and that does not compete with any business that the Corporation has engaged in, during the term of this Agreement and (ii) the entity for which the Executive is performing services does not derive more than 20% of its revenue (either alone or together with its affiliates) from the Competitive Business; and provided further, however, that the Executive may purchase and hold only for investment purposes less than two percent (2%) of the shares of any corporation in competition with the Corporation whose shares are regularly traded on a national securities exchange or inter-dealer quotation system, and provided further that the Executive may provide services to any business or entity that has a line of business, division, subsidiary or other affiliate that is a Competitive Business if, during the Restricted Period, the Executive is not employed directly in such line of business or division or by such subsidiary or other affiliate that is a Competitive Business and is not involved directly in the management, supervision or operations of such line of business, division, subsidiary or other affiliate that is a Competitive Business. For purposes of the foregoing proviso, the Executive may provide services in a position with oversight for a Competitive Business, but only so long as the Executive agrees to recuse himself and to refrain from any participation in discussions or deliberations relating to the Competitive Business.

6.4
Non-Solicitation of Employees. During the Restricted Period, the Executive shall not directly or indirectly solicit, induce, recruit, encourage, take away, or hire (or attempt any of the foregoing actions) or otherwise cause (or attempt to cause) any officer, representative, agent, director, employee or independent contractor of the Corporation to leave his or her employment or engagement with the Corporation either for employment with the Executive or with any other entity or person, or otherwise interfere with or disrupt (or attempt to disrupt) the employment or service relationship between any such individual and the Corporation. The Executive will not be deemed to have violated this Section 6.4 if employees respond to general advertisements for employment or if the Board provides prior written consent to the activities of the Executive (all such requests for consent will be given good faith consideration by the Board).

6.5
Non-Solicitation of Customers. During the Restricted Period, the Executive shall not directly or indirectly induce or attempt to induce customers, clients, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners of the Corporation to divert their business away from the Corporation, and the Executive will not otherwise directly or indirectly interfere with, disrupt or attempt to disrupt the business relationships, contractual or otherwise, between the Corporation and any of its customers, clients, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners. The term “customers, clients, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents, or partners” in this Agreement means those customers, clients, vendors, suppliers, licensors, lessors, joint venturers, associates, consultants, agents or partners of the Corporation with whom Executive did business or had a business relationship on behalf of the Corporation, or actively solicited or marketed on behalf of the Corporation.

6.6
Non-Disparagement. The Executive agrees that at no time during his employment with the Corporation or thereafter shall he make, or cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Corporation, Francisco Partners or any of their respective affiliates, or any of their respective directors, officers, representatives, agents or employees. The Corporation agrees, in turn, that it will not make, in any authorized corporate communications to third parties, and it will direct the members of the Board, not to make, cause or assist any other person to make, any statement or other communication to any third party which impugns or attacks, or is otherwise critical of, the reputation, business or character of the Executive. Nothing in this Section 6.6 or any other provision in this Agreement shall prevent any party from providing truthful testimony in any legal proceeding or governmental investigation or as is otherwise required by law.

6.7
Returning Corporation Documents. The Executive agrees that at the time of leaving the employ of the Corporation, he will deliver to the Corporation (and will not keep in his possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence (including emails), specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any items developed by him pursuant to his employment with the Corporation or otherwise belonging to the Corporation, its successors or assigns, including, but not limited to, those records maintained pursuant to Section 6.2(c). The Executive is not required to return any personal items; documents, files, or materials containing personal information (except to the extent such materials also contain Confidential Information); or documents or agreements of which he is a party. In the event of the termination of the Executive’s employment, the Executive agrees to sign and deliver the “Termination Certification” attached hereto as Exhibit D.

6.8
Confidentiality of Agreement. The Executive agrees that, except as may be required by applicable law or legal process, during his employment with the Corporation and thereafter, he shall not disclose the terms of this Agreement to any person or entity other than the Executive’s accountants, financial advisors, attorneys or spouse, provided that such accountants, financial advisors, attorneys and spouse agree not to disclose the terms of this Agreement to any other person or entity.

6.9
Understanding of Covenants. The Executive represents that he (i) is familiar with the foregoing confidentiality, invention assignment, non-solicitation, non‑competition and non‑disparagement covenants, (ii) is fully aware of his obligations hereunder, (iii) agrees to the reasonableness of the length of time, scope and geographic coverage of the foregoing covenants, and (iv) agrees that such covenants are necessary to protect the Corporation’s confidential and proprietary information, good will, stable workforce, and customer relations.

6.10
Remedy for Breach. The Executive agrees that a breach of any of the covenants of this Section 6 would cause material and irreparable harm to the Corporation that would be difficult or impossible to measure, and that damages or other legal remedies available to the Corporation for any such injury would, therefore, be an inadequate remedy for any such breach. Accordingly, the Executive agrees that if he breaches any term of this Section 6, the Corporation shall be entitled, in addition to and without limitation upon all other remedies the Corporation may have under this Agreement, at law or otherwise, to obtain injunctive or other appropriate equitable relief, without bond or other security, to restrain any such breach. Such equitable relief in any court shall be available to the Corporation in lieu of, or prior to or pending determination in any arbitration proceeding. The Executive further agrees that the Restricted Period shall be extended by the same amount of time that Executive is in breach of any provision of this Section 6.

7.
Defense of Claims. The Executive agrees that, during the term hereof, and for a period of five (5) years after termination of the Executive’s employment, upon request from the Corporation, the Executive will cooperate with the Corporation in the defense of any claims or actions that may be made by or against the Corporation that affect the Executive’s prior areas of responsibility, except if the Executive’s reasonable interests are adverse to the Corporation in such claim or action. The Corporation agrees that it shall reimburse the reasonable out of pocket costs and attorney fees the Executive actually incurs in connection with him providing such assistance or cooperation to the Corporation, in accordance with the Corporation’s standard policies and procedures as in effect from time to time, provided that the Executive shall have obtained prior written approval from the Corporation for any travel or legal fees and expenses incurred by him in connection with his obligations under this Section 7.

8.
Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise, shall be paid in cash from the general funds of the Corporation, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Corporation may make to aid the Corporation in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Corporation hereunder, such right shall be no greater than the right of an unsecured creditor of the Corporation.

9.
Withholding. Notwithstanding anything else herein to the contrary, the Corporation may withhold (or cause there to be withheld, as the case may be) from any amounts otherwise due or payable under or pursuant to this Agreement such federal, state and local income, employment, or other taxes or other amounts as may be required to be withheld pursuant to any applicable law, regulation or contract.

10.	Assignment; Binding Effect.

10.1	By the Executive. This Agreement and any and all rights, duties, obligations or interests hereunder shall not be assignable or delegable by the Executive.

10.2
By the Corporation. This Agreement and all of the Corporation’s rights and obligations hereunder shall not be assignable by the Corporation except as incident to a reorganization, merger or consolidation, or transfer of all or substantially all of the Corporation’s assets.

10.3
Binding Effect. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Corporation and the Executive’s heirs and the personal representatives of the Executive’s estate.

11.	Number and Gender. Where the context requires, the singular shall include the plural, the plural shall include the singular, and any gender shall include all other genders.

12.
Section Headings. The section headings of, and titles of paragraphs and subparagraphs contained in, this Agreement are for the purpose of convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation thereof.

13.
Governing Law. This Agreement, and all questions relating to its validity, interpretation, performance and enforcement, as well as the legal relations hereby created between the parties hereto, shall be governed by and construed under, and interpreted and enforced in accordance with, the laws of the State of Minnesota applicable to contracts executed in and to be performed in that State.

14.	Survival of Certain Provisions. The rights and obligations set forth in Sections 5, 6, 7, 9, 13, 15 and 17 shall survive any termination or expiration of this Agreement.

15.
Entire Agreement. This Agreement embodies the entire agreement of the parties hereto respecting the matters within its scope. As of the date hereof, this Agreement supersedes all prior and contemporaneous agreements of the parties hereto that directly or indirectly bear upon the subject matter hereof. Any prior negotiations, correspondence, agree-ments, proposals or understandings relating to the subject matter hereof shall be deemed to be of no force or effect, and the parties to any such other negotiations, commitments, agreements or writings shall have no further rights or obligations thereunder. There are no representations, warranties, or agreements, whether express or implied, or oral or written, with respect to the subject matter hereof, except as expressly set forth herein.

16.
Modifications, Waivers. This Agreement may not be amended, modified or changed (in whole or in part), except by an instrument in writing signed by both parties hereto; provided that this Agreement and the term hereof may be terminated by the Corporation in accordance with the terms of this Agreement. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

17.
Arbitration. Except as provided in Section 6.10, the Executive and the Corporation agree that to the extent permitted by law, any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, or the Executive’s employment by the Corporation or any termination thereof, will be settled by arbitration to be held at a location in Minneapolis, Minnesota in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association. The arbitrator may grant injunctions or other relief in such dispute or controversy.

The decision of the arbitrator will be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. The Corporation and the Executive each will separately pay its costs and expenses of the arbitration, unless the arbitrator determines otherwise in accordance with applicable law.

18.
Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given and made if (i) delivered by hand, (ii) otherwise delivered against receipt therefor, or (iii) sent by registered or certified mail, postage prepaid, return receipt requested. Any notice shall be duly addressed to the parties as follows:

if to the Corporation:
Healthland, Inc.
1600 Utica Avenue South, Suite 300
Minneapolis, MN 55416
Attn: Board of Directors

with a copy to
Francisco Partners
One Letterman Drive
Building C - Suite 410
San Francisco, CA 94129
Attn: Brian Decker

if to the Executive, to the address most recently on file in the payroll records of the Corporation.

19.	Code Section 409A.

19.1
In General. This Agreement is intended to meet the requirements of Section 409A of the Code, and shall be interpreted and construed consistent with that intent. The Severance Benefit is intended to be exempt from Section 409A and shall be interpreted and administered in accordance with such intention.

19.2
Payments subject to Section 409A. Notwithstanding any other provision of this Agreement, to the extent that the right to any payment (including the provision of benefits) hereunder provides for the “deferral of compensation” within the meaning of Section 409A(d)(1) of the Code, the payment shall be paid (or provided) in accordance with the following:

a.If the Executive is a “Specified Employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code on the date of the Executive’s Separation from Service (the “Separation Date”), and if an exemption from the six (6) month delay requirement of Code Section 409A(a)(2)(B)(i) is not available, then no such payment shall be made or commence during the period beginning on the Separation Date and ending on the date that is six months following the Separation Date or, if earlier, on the date of the Executive’s death. The amount of any payment that would otherwise be paid to the Executive during this period shall instead be paid to the Executive on the first day of the first calendar month following the end of the period. Each payment hereunder is intended to constitute a separate payment from each other payment for purposes of Treasury Regulation Section 1.409A-2(b)(2).

b.Payments with respect to reimbursements of expenses or benefits or provision of fringe or other in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense or benefit is incurred. The amount of expenses or benefits eligible for reimbursement, payment or provision during a calendar year shall not affect the expenses or benefits eligible for reimbursement, payment or provision in any other calendar year.

20.
“Blue-Pencil”. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, or as applied to any circumstances, under the laws of any jurisdiction which may govern for such purpose, then such provision shall be deemed, to the extent allowed by the laws of such jurisdiction, to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, either generally or as applied to such circumstance, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified or restricted, or as if such provision had not been originally incorporated herein, as the case may be.

21.
Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original as against any party whose signature appears thereon, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

22.
Legal Counsel; Mutual Drafting. Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice. Each party has cooperated in the drafting, negotiation and preparation of this Agreement. Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language. The Executive agrees and acknowledges that he has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the date set forth above.
“CORPORATION”

By:	/s/ Tom Linge

Name:	Tom Linge

Title:	Assistant Controller

“EXECUTIVE”

/s/ Chris Bauleke
Chris Bauleke

Exhibit A

OTHER BUSINESS ACTIVITIES

A - 1

Exhibit B

This General Release of all Claims (this “Agreement”) is entered into by _________________ (the “Executive”) and Healthland Holdings, Inc. (the “Company”), effective as of ___________________, but subject to the Executive’s right to revoke as set forth in Section 3(c).
In consideration of the promises set forth in the Employment Agreement between the Executive and the Company, dated ___________________ (the “Employment Agreement”), the Executive and the Company agree as follows:
1.Return of Property. All Company files, access keys, desk keys, ID badges, computers, electronic devices, telephones and credit cards, and such other property of the Company as the Company may reasonably request, previously in the Executive’s possession or control has been returned to the Company.

2.Severance. The Company shall pay to the Executive the Severance Benefit (as defined in the Employment Agreement between the Company and the Executive dated as of December __, 2013 (the “Employment Agreement”)) in accordance with, and subject to, the provisions of the Employment Agreement.

3.General Release and Waiver of Claims.

(a)Release. Having consulted with counsel, the Executive, on behalf of himself and each of his respective heirs, executors, administrators, representatives, agents, insurers, successors and assigns (collectively, and including the Executive, the “Releasors”) hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries and affiliates (including without limitation Francisco Partners) and each of their respective officers, employees, directors, members, shareholders, parents, subsidiaries and agents (“Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims under any federal, state, local or foreign law, that the Releasors may have, or in the future may possess, whether known or unknown, arising out of (i) the Executive’s employment relationship with and service as an employee, officer or director of the Company or any parents, subsidiaries or other affiliated companies and the termination of such relationship or service, and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date Executive signs this Release; provided, however, that the Executive does not release, discharge or waive any rights to (1) payments and benefits provided under this Agreement, (2) vested benefit claims under any employee benefit plans in which Executive is a participant by virtue of his employment with the Company, and (3) any rights to indemnification the Executive may have in accordance with applicable law or by the Company or its affiliates or under any director and officer liability insurance maintained by the Company or its affiliates with respect to liabilities arising as a result of the Executive’s service as an officer or director, if applicable, and employee of the Company or affiliate, and (4) unemployment compensation or workers compensation or COBRA benefits or to claims arising after the date Executive signs this Agreement. This Paragraph 3(a) does not apply to any Claims that the Releasors may have as of the date the Executive signs this Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”) or any other claims that may not be released as a matter of law. Claims arising under ADEA are addressed in Paragraph 3(c) of this Agreement.

(b)Unknown Claims. The Executive acknowledges that he may hereafter discover Claims or facts in addition to or different from those which the Executive now knows or believes to exist with respect to the subject matter of this release and which, if known or suspected at the time of executing this release, may have materially affected this release or the Executive’s decision to enter into it. Nevertheless, the Executive, on behalf of himself and the other Releasors, hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts.

(c)Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to the Executive under this Agreement, the Executive, on behalf of himself and the other Releasors, hereby unconditionally releases and forever discharges the Releasees from any and all Claims arising under ADEA that the Releasors may have as of the date the Executive signs this Agreement. By signing this Agreement, the Executive hereby acknowledges and confirms the following: (i) the Executive was advised by the Company in connection with his termination to consult with an attorney of his choice prior to signing this Agreement and to have such attorney explain to the Executive the terms of this Agreement, including, without limitation, the terms relating to the Executive’s release of claims arising under ADEA, and the Executive has in fact consulted with an attorney; (ii) the Executive was given a period of not fewer than [21] days to consider the terms of this

Agreement and to consult with an attorney of his choosing with respect thereto; (iii) the Executive knowingly and voluntarily accepts the terms of this Agreement; and (iv) the Executive is providing this release and discharge only in exchange for consideration in addition to anything of value to which the Executive is already entitled. The Executive also understands that he has seven days following the date on which he signs this Agreement within which to revoke the release contained in this paragraph, by providing the Company with a written notice of his revocation of the release and waiver contained in this paragraph.

(d)No Assignment. The Executive represents and warrants that he has not assigned any of the Claims being released under this Agreement. The Company may assign this Agreement, in whole or in part, to any affiliated company, including subsidiaries of the Company, or any successor in interest to the Company.

4.Proceedings.

(a)General Agreement Relating to Proceedings. The Executive has not filed, and except as provided in Paragraphs 4(b) and 4(c), the Executive agrees not to initiate or cause to be initiated on his behalf, any complaint, charge, claim or proceeding against the Releasees before any local, state or federal agency, court or other body relating to his employment or the termination of his employment, other than with respect to the obligations of the Company to the Executive under this Agreement or any indemnification rights the Executive may have as listed in Paragraph 3(a) (each, individually, a “Proceeding”), and agrees not to participate voluntarily in any Proceeding. The Executive waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding.

(b)Proceedings Under ADEA. Paragraph 4(a) shall not preclude the Executive from filing any complaint, charge, claim or proceeding challenging the validity of the Executive’s waiver of Claims arising under ADEA (which is set forth in Paragraph 3(c) of this Agreement). However, both the Executive and the Company confirm their belief that the Executive’s waiver of claims under ADEA is valid and enforceable, and that their intention is that all claims under ADEA will be waived.

(c)Certain Administrative Proceedings. In addition, Paragraph 4(a) shall not preclude the Executive from filing a charge with, or participating in any administrative investigation or proceeding by, the Equal Employment Opportunity Commission or another fair employment practices agency. The Executive is, however, waiving his right to recover money in connection with any such charge or investigation. The Executive is also waiving his right to recover money in connection with a charge filed by any other entity or individual, or by any federal, state or local agency.

5.Severability Clause. In the event any provision or part of this Agreement is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Agreement, will be inoperative.

6.Nonadmission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of the Company.

7.Governing Law. All matters affecting this Agreement, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the State of Minnesota applicable to contracts executed in and to be performed in that State.

8.Arbitration. Any dispute or controversy arising under or in connection with this Agreement or otherwise in connection with the Executive’s employment by the Company that cannot be mutually resolved by the parties to this Agreement and their respective advisors and representatives shall be settled exclusively by arbitration in accordance with the provisions of Section 17 of the Employment Agreement.

9.Notices. All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:
Healthland Holdings, Inc.
1600 Utica Avenue South, Suite 300
Minneapolis, MN 55416
Attn: Board of Directors

with a copy to

Francisco Partners
One Letterman Drive
Building C - Suite 410
San Francisco, CA 94129
Attn: Brian Decker

To the Executive:
The address most recently on file in the payroll records of the Company.
All such notices shall be conclusively deemed to be received and shall be effective (i) if sent by hand delivery, upon receipt or (ii) if sent by electronic mail or facsimile, upon confirmation of receipt by the sender of such transmission.
THE EXECUTIVE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT AND THAT HE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT HE HEREBY EXECUTES THE SAME AND MAKES THIS AGREEMENT AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HIS OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.
COMPANY

By:

Its:

THE EXECUTIVE

Name:

Address:

Exhibit C

LIST OF PRIOR INVENTIONS
If you have Prior Inventions, please list them in the space below. If you do not have any Prior Inventions or you would like to include additional Prior Inventions on separate pages, check the appropriate box at the bottom of the page.

Title	Date	Identifying Number or Brief Description

Check the following as applicable:
__ All of my Prior Inventions are listed above
_X_ I have no Prior Inventions
__ I have attached additional sheets describing by Prior Inventions

Signature of Executive:	/s/ Chris Bauleke

Print Name of Executive:	Chris Bauleke

Date:	6/24/2013

C - 1

Exhibit D

HEALTHLAND HOLDINGS, INC.
TERMINATION CERTIFICATION
I certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence (including emails), specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items belonging to Healthland Holdings, Inc., its subsidiaries, affiliates, successors or assigns (together, the “Corporation”).
I further certify that I have complied with and will comply with all the terms of my Employment Agreement with the Corporation dated ___________________, including, but not limited to, the reporting of any Inventions or Other Inventions (as such terms are defined therein) and the obligations set forth in Section 6 thereof.
Date: ___________________

(Executive's Signature)

(Type/Print Executive's Name)

D - 1